Deloitte &
Touche LLP
                                Suite 2400             Telephone: (615) 259-1800
                                424 Church Street      Facsimile: (615) 259-1857
                                SunTrust Center
                                Nashville, Tennessee 37219-2396

INDEPENDENT AUDITORS' REPORT

THE SHAREHOLDERS AND
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Bradford Funds, Inc.
The Braford Money Fund

In planning and performing our audit of the financial statements of The Bradford Funds, Inc., The Braford Money Fund (the "Fund") for the year ended December 31, 1999, (on which we have issued our report dated January 14, 2000), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control structure.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial stataements for external purposes that are fairly presented in conformity with generally accepted accounting principals. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control structure, errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management, the Board of Directors of the Bradford Funds, Inc., The Bradford Money Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
January 14, 2000